Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-192766) of Caterpillar Inc. of our report dated June 24, 2022 relating to the financial statements and supplemental schedule of the Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 24, 2022